                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Rural/Metro Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                            RURAL/METRO CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               NOVEMBER 18, 1999

                            ------------------------

     The Annual Meeting of Stockholders of Rural/Metro Corporation, a Delaware corporation, will be held at 10:00 a.m. (local time), on November 18, 1999, at the Renaissance Worthington Hotel, 200 Main Street, Fort Worth, Texas, for the following purposes:

     1. To elect two directors for three-year terms expiring in 2002.

     2. To ratify the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending June 30, 2000.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     Only stockholders of record at the close of business on September 28, 1999 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

                                          Sincerely,

                                          /s/ Louis G. Jekel
                                          Louis G. Jekel
                                          Secretary

Scottsdale, Arizona
September 30, 1999

                            RURAL/METRO CORPORATION
                          8401 EAST INDIAN SCHOOL ROAD
                           SCOTTSDALE, ARIZONA 85251

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                            VOTING AND OTHER MATTERS

GENERAL

     The enclosed proxy is solicited on behalf of Rural/Metro Corporation, a Delaware corporation, by our board of directors for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time), on November 18, 1999, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying notice of Annual Meeting of Stockholders. The meeting will be held at the Renaissance Worthington Hotel, 200 Main Street, Fort Worth, Texas.

     These proxy solicitation materials were first mailed on or about October 1, 1999, to all stockholders entitled to vote at the meeting.

VOTING SECURITIES AND VOTING RIGHTS

     Stockholders of record at the close of business on September 28, 1999, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 14,577,468 shares of our common stock.

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock outstanding constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. Assuming that a quorum is present, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required
(i) to elect two directors for three-year terms expiring in 2002, and (ii) to ratify the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending June 30, 2000.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (i) "for" the election of the nominees set forth in this proxy statement, and (ii) "for" the ratification of the appointment of Arthur Andersen LLP as our independent auditors for the fiscal year ending June 30, 2000.

REVOCABILITY OF PROXIES

     Any person giving a proxy may revoke the proxy at any time before its use by delivering to us written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

SOLICITATION

     We will pay the costs of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone, without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

     The 1999 Annual Report to Stockholders, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our activities, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials. The information contained in the "Report of the Human Resource/Compensation/Organization Committee of the Board of Directors" below and "Company Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

     WE WILL PROVIDE UPON WRITTEN REQUEST, WITHOUT CHARGE TO EACH STOCKHOLDER OF RECORD AS OF THE RECORD DATE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY EXHIBITS LISTED IN THE FORM 10-K REPORT ALSO WILL BE FURNISHED UPON REQUEST AT THE ACTUAL EXPENSE WE INCUR IN FURNISHING SUCH EXHIBITS. ANY SUCH REQUESTS SHOULD BE DIRECTED TO OUR SECRETARY AT OUR EXECUTIVE OFFICES SET FORTH IN THIS PROXY STATEMENT.

                             SECURITY OWNERSHIP OF
                       PRINCIPAL STOCKHOLDERS, DIRECTORS
                                  AND OFFICERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock on September 28, 1999, except as indicated, by (i) each director and each nominee for director; (ii) the executive officers set forth in the Summary Compensation Table under the section entitled "Executive Compensation;" (iii) all of our directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our common stock.

                                                                  AMOUNT
                                                               BENEFICIALLY
NAME OF BENEFICIAL OWNER                                      OWNED(1)(2)(3)      PERCENT(2)
- ------------------------                                      --------------      ----------
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
John B. Furman..............................................      252,339(4)          1.7
Robert E. Ramsey............................................      556,773(5)          3.8
Jack E. Brucker.............................................       62,334(6)            *
William R. Crowell..........................................      158,979(7)          1.1
Mark E. Liebner.............................................      247,499(8)          1.7
James H. Bolin..............................................      224,076(9)          1.5
Mary Anne Carpenter.........................................       12,500(10)           *
Cor J. Clement..............................................       35,750(11)           *
Louis G. Jekel..............................................      141,799(12)         1.0
William C. Turner...........................................       28,000(13)           *
Louis A. Witzeman...........................................      147,148(14)         1.0
Henry G. Walker.............................................       15,000(15)           *
Warren S. Rustand...........................................      295,249(16)         2.0
Robert T. Edwards...........................................      214,060(17)         1.5

Executive officers and directors as a group (14 persons)....    2,451,943            15.2

5% STOCKHOLDERS:
ESOP........................................................      903,282(18)         5.8
Wellington Management Company, LLC..........................    1,391,500(19)         9.6

- ---------------
 *  Less than 1%

(1) Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) The percentages shown are calculated based upon 14,577,468 shares of common stock outstanding on September 28, 1999. The number and percentages shown include the shares of common stock actually owned as of September 28, 1999 and the shares of common stock that the identified person or group had a right to acquire within 60 days after September 28, 1999. In calculating the percentage of ownership, shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholders.

(3) Excludes the following fully vested shares of common stock held by the ESOP for the benefit of the following individuals: four shares for Mr. Brucker, 376 shares for Mr. Crowell, 22,918 shares for Mr. Edwards, 5,664 shares for Mr. Jekel, 1,035 shares for Mr. Liebner, four shares for Mr. Ramsey, and

    45 shares for Mr. Rustand. These persons have sole voting power with respect to the shares held in their account by the ESOP.

 (4) Includes 250,339 shares of common stock issuable upon exercise of stock options.

 (5) Includes 63,250 shares of common stock issuable upon exercise of stock options. Does not include 315,253 shares held by the Ramsey SW Revocable Trust dated August 31, 1999, Robert L'Ecuyer, Trustee, for which Mr. Ramsey disclaims beneficial ownership.

 (6) Represents shares of common stock issuable upon exercise of stock options.

 (7) Includes 141,793 shares of common stock issuable upon exercise of stock options.

 (8) Includes 185,780 shares of common stock issuable upon exercise of stock options.

 (9) Includes 166,401 shares of common stock issuable upon exercise of stock options and 53,509 shares held by the Bolin Revocable Trust UA dated February 27, 1996, James H. Bolin and Sandra L. Bolin, Trustees.

(10) Represents shares of common stock issuable upon exercise of stock options.

(11) Includes 11,250 shares of common stock issuable upon exercise of stock options.

(12) Includes 67,500 shares of common stock issuable upon exercise of stock options; 3,175 shares held by the Louis G. Jekel Charitable Remainder Trust UA dated March 1, 1996; and 71,124 shares held by a partnership of which Mr. Jekel is the beneficial owner.

(13) Includes 20,000 shares of common stock issuable upon exercise of stock options.

(14) Includes 36,062 shares held by the Louis A. Witzeman, Jr. Family Investment Limited Partnership, of which 6,650 shares are held for the benefit of other family members. Also includes 61,875 shares of common stock issuable upon the exercise of stock options.

(15) Represents shares of common stock issuable upon exercise of stock options.

(16) Includes 266,250 shares of common stock issuable upon exercise of stock options. Mr. Rustand served as our Chief Executive Officer and President until his resignation in August 1998.

(17) Includes 187,980 shares of common stock issuable upon exercise of stock options. Mr. Edwards served as our Executive Vice President until his retirement in January 1999.

(18) The address of the Rural/Metro Corporation Employee Stock Ownership Plan is c/o Rural/Metro Corporation, 8401 East Indian School Road, Scottsdale, Arizona 85251.

(19) Represents 1,391,500 shares of common stock beneficially owned by Wellington Management Company, LLP ("WMC"). WMC has shared voting power with respect to 749,500 shares and shared dispositive power with respect to 1,391,500 shares of common stock. All shares of our common stock are owned of record by clients of WMC, for which it serves as investment adviser. No such client is known to have such right or power with respect to more than 5% of common stock. The address of WMC is 75 State Street, Boston, Massachusetts 02109. Beneficial ownership information is based upon a
     Schedule 13G filed with the Securities and Exchange Commission as of February 9, 1999.

                          PROPOSAL TO ELECT DIRECTORS

NOMINEES

     Our certificate of incorporation provides that the number of directors shall be fixed from time to time by resolution of the Board of Directors or stockholders. Presently, the number of directors is fixed at eight and that number of directors is divided into three classes, with one class standing for election each year for three-year terms. The Board of Directors has nominated MR. JEKEL and MR. TURNER for re-election as Class II directors for three-year terms expiring in 2002 or until their respective successors are elected and qualified.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any of the nominees is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for a nominee, if any, designated by the current Board of

Directors to fill the vacancy. It is not expected that either of the nominees will be unable or will decline to serve as a director.

     The Board of Directors recommends a vote "FOR" the nominees named above.

     The following table sets forth certain information regarding our directors and nominees for director:

                                                                                         TERM
NAME                        AGE                         POSITION                        EXPIRES
- ----                        ---                         --------                        -------
John B. Furman............  55    President, Chief Executive Officer and Director        2001
Cor J. Clement............  51    Chairman of the Board and Director (3)                 2000
Robert E. Ramsey..........  53    Executive Vice President and Director                  2001
Louis G. Jekel............  58    Vice Chairman of the Board, Secretary and Director     1999
William C. Turner.........  70    Director (1)(2)(3)(4)                                  1999
Henry G. Walker...........  52    Director (1)(3)(4)                                     2000
Mary Anne Carpenter.......  54    Director (1)(4)                                        2001
Louis A. Witzeman.........  74    Director (1)(2)                                        2001

- ---------------
(1) Member of the Human Resource/Compensation/Organization Committee.

(2) Member of the Nominating Committee.

(3) Member of the Executive Committee.

(4) Member of the Audit Committee.

     JOHN B. FURMAN has served as our President and Chief Executive Officer since August 1998 and has been a member of our Board of Directors since November 1998. Prior to joining our company, Mr. Furman was a Senior Member and Chairman of the business law and financial services group of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, a Phoenix, Arizona-based law firm, which he joined in December 1983. As a member of that firm, Mr. Furman served as our primary outside counsel for more than 10 years, representing us in substantially all of our acquisitions and capital market activities. From April 1978 to December 1983, he was Associate General Counsel for Waste Management, Inc.

     COR J. CLEMENT has served as Chairman of our Board of Directors since August 1998 and as a member of our Board of Directors since May 1992. Mr. Clement served as Vice Chairman of the Board of Directors from August 1994 to August 1998. Mr. Clement served as the President and Chief Executive Officer of NVD, an international provider of security and industrial fire protection services headquartered in the Netherlands, from February 1980 until his retirement in January 1997.

     ROBERT E. RAMSEY has served as our Executive Vice President since August 1998 and as a member of our Board of Directors since June 1997. He served as our Senior Vice President from June 1997 until August 1998. Prior to that time, Mr. Ramsey served as President and Chief Executive Officer of the Southwest companies, which he founded in 1982. The Southwest companies were purchased by us in June 1997.

     LOUIS G. JEKEL has served as our Secretary and as a member of our Board of Directors since 1968 and as Vice Chairman of our Board of Directors since August 1998. Mr. Jekel directs our Wildland Fire Protection Operations with the State of Arizona and the federal government. Mr. Jekel is a partner in the law firm of Jekel & Howard, Scottsdale, Arizona.

     WILLIAM C. TURNER has been a member of our Board of Directors since November 1993. Mr. Turner is currently Chairman and Chief Executive of Argyle Atlantic Corporation, an international merchant banking and management consulting firm; a director of the Goodyear Tire & Rubber Company; a director of Microtest, Inc.; a trustee and executive committee member of the United States Council for International Business; and a Trustee and past Chairman of the American Graduate School of International Management (Thunderbird). Mr. Turner is also a former United States Ambassador and permanent representative to the Organization for Economic Cooperation and Development.

     HENRY G. WALKER has been a member of our Board of Directors since September 1997. Since April 1997, he has served as President and Chief Executive Officer of the Sisters of Providence Health System, comprised of hospitals, long-term care facilities, physician practices, managed care plans, and other health and social services. From 1996 to March 1997, Mr. Walker served as President and Chief Executive Officer of Health Partners of Arizona, a state-wide managed care company. From 1992 to 1996, he served as President and Chief Executive Officer of Health Partners of Southern Arizona, a healthcare delivery system. Mr. Walker is a member of the National Advisory Council of the Healthcare Forum, and also serves as a director of Consolidated Catholic Healthcare, a private non-profit company.

     MARY ANNE CARPENTER has been a member of our Board of Directors since January 1998. Since January 1993, Ms. Carpenter has served as Executive Vice President and Executive Committee member of First Health Group Corp., a publicly traded managed health care company. From October 1991 until January 1993, Ms. Carpenter served as Senior Vice President, and from July 1986 through October 1991, as Vice President of First Health Group Corp. Ms. Carpenter is a board member of the American Association of Health Plans and has served on panels for several other national health care organizations.

     LOUIS A. WITZEMAN is the founder of our company. Mr. Witzeman has served as a member of our Board of Directors since our formation in 1948, currently serving as Chairman of the Board Emeritus. Mr. Witzeman served as our Chief Executive Officer until his retirement in 1980.

     Directors hold office until their successors have been elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our directors or officers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our bylaws authorize the Board of Directors to appoint among its members one or more committees composed of one or more directors. As of October 1, 1999, the Board of Directors had appointed the following standing committees: a Human Resource/Compensation/Organization Committee; a Nominating Committee; an Executive Committee; and an Audit Committee.

     The Human Resource/Compensation/Organization Committee. The Human Resource/Compensation/Organization Committee reviews and acts on matters relating to compensation levels and benefit plans for our key executives. The Human Resource/Compensation/Organization Committee also reviews the succession planning for key executive personnel, monitors employee relations issues, and oversees senior management structure. The Committee held three formal meetings during the fiscal year ended June 30, 1999.

     Nominating Committee. The Nominating Committee met separately at one formal meeting during the fiscal year ended June 30, 1999. The Nominating Committee reviews credentials of existing and prospective directors and selects classes of directors.

     Executive Committee. The Executive Committee met separately at one formal meeting during the fiscal year ended June 30, 1999. The Executive Committee acts as a liaison between management and the Board of Directors. At times the Board of Directors empowers the Executive Committee to take certain actions on behalf of the Board of Directors between regularly scheduled meetings.

     Audit Committee. The Audit Committee met separately at three formal meetings during the fiscal year ended June 30, 1999. The Audit Committee reviews the annual financial statements and significant accounting issues and the scope of the audit with our independent auditors and is available to discuss with the auditors any other audit related matters that may arise during the year.

     Our Board of Directors held a total of four meetings during the fiscal year ended June 30, 1999. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and
(ii) the total number of meetings held by all committees of the Board on which such director was a member.

DIRECTOR COMPENSATION AND OTHER INFORMATION

     Officers who serve on the Board of Directors receive no additional compensation. We paid a director's fee in fiscal 1999 to Mr. Clement of $45,000 plus reimbursement for expenses for each Board or committee meeting attended. Messrs. Jekel and Witzeman receive compensation for consulting services, which includes serving on the Board of Directors. Companies owned by Mr. Ramsey received certain lease payments. See "Certain Relationships and Related Transactions." James H. Bolin, a former director, received compensation pursuant to a consulting agreement. See "Executive Compensation -- Employment Agreements and Stock Grant Agreements" and "Certain Relationships and Related Transactions." We pay all other non-employee Board members an annual retainer of $15,000 plus $1,000 for each Board meeting attended, $500 for each Board meeting participated in telephonically, $500 for each committee meeting attended, and $250 for each committee meeting participated in telephonically. We also pay $2,500 annually to any non-employee chairman of each of the committees of the Board of Directors. Under the terms of our 1992 Plan, non-employee directors receive (i) stock options to purchase 10,000 shares upon their first election to the Board of Directors and options to purchase 2,500 shares at the meeting of the Board of Directors held immediately after the annual meeting of stockholders (except that the Chairman of the Board receives stock options to acquire 5,000 shares), and (ii) each year each non-employee Board member receives stock options to acquire a number of shares equal to 1,000 shares for each $0.05 increase in our earnings per share over the previous fiscal year, subject to a maximum of 5,000 shares of stock per non-employee Board member. See "Executive Compensation -- 1992 Stock Option Plan."

     In fiscal 1999, the Company granted to the following individuals options to purchase the following shares of common stock: 148,005 to Mr. Furman, 41,250 to Mr. Ramsey, 15,000 to Mr. Edwards, 5,000 to Mr. Clement, and 2,500 to each of Messrs. Bolin, Jekel, Turner, Walker, Witzeman, and Ms. Carpenter. The options have exercise prices ranging from $6.63 to $11.81 per share.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth the total compensation received for services rendered to us in all capacities for the fiscal years ended June 30, 1997, 1998, and 1999 by our Chief Executive Officer and our four most highly compensated executive officers who were in office at June 30, 1999. The table also sets forth this information for our former Chief Executive Officer and another executive officer who were no longer with our company at June 30, 1999, whose aggregate cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                               COMPENSATION
                                                                          -----------------------
                                                                                  AWARDS
                                                                          -----------------------
                                              ANNUAL COMPENSATION         RESTRICTED   SECURITIES
                                         -----------------------------      STOCK      UNDERLYING    ALL OTHER
                                                 SALARY        BONUS       AWARD(S)     OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION AT YEAR-END  YEAR    ($)(1)        ($)(1)       ($)(2)        (#)          ($)(3)
- ---------------------------------------  ----   --------      --------    ----------   ----------   ------------
John B. Furman.......................    1999   $239,270            --          --      148,005       $ 80,769(5)
  Chief Executive Officer and
  President(4)
Robert E. Ramsey.....................    1999   $238,460            --          --       41,250             --
  Executive Vice President               1998   $201,154            --          --       20,000             --
Jack E. Brucker......................    1999   $250,000      $ 25,000     $45,000(7)    39,000       $ 65,559(8)
  Senior Vice President and Chief        1998   $139,423            --          --       21,000       $ 10,109(8)
  Operating Officer(6)
Mark E. Liebner......................    1999   $239,461            --          --       33,600       $  3,200
  Senior Vice President, Chief           1998   $192,706            --          --       20,000       $  3,200(9)
  Financial Officer and Treasurer        1997   $163,474      $ 27,797          --       34,763       $  3,000
William R. Crowell...................    1999   $208,788            --          --       30,900       $  3,200
  Senior Vice President                  1998   $161,774            --          --       20,000       $  3,200(9)
                                         1997   $151,105      $ 26,492          --       30,851       $  2,670
Warren S. Rustand....................    1999   $333,915(11)        --          --           --       $108,200(13)
  Former Chief Executive Officer         1998   $407,267(14)  $145,125(12)       --      22,500       $108,200(9)(13)
  and Former President(10)               1997   $386,000(15)  $172,317(12)       --      22,500       $105,000(13)
Robert T. Edwards....................    1999   $269,584(17)        --          --       15,000       $  3,200
  Former Executive Vice                  1998   $245,068            --          --       22,500       $  3,200(9)
  President(16)                          1997   $217,000      $ 21,766          --       49,230       $  3,000

- ---------------
 (1) Other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the officers listed.

 (2) At June 30, 1999, Messrs. Rustand, Edwards, Liebner, and Crowell held 27,500, 4,166, 52,500, and 5,000 shares of common stock, respectively, subject to certain transfer and forfeiture restrictions. The fair market value of such shares at June 30, 1999 was $264,688, $40,098, $505,313, and
     $48,125, respectively. See "Executive Compensation -- Employment Agreements and Stock Grant Agreements."

 (3) Unless otherwise indicated, consists of company-matching contributions to our 401(k) plan paid in cash.

 (4) Mr. Furman became our President and Chief Executive Officer in August 1998.

 (5) Represents additional compensation pursuant to an employment agreement with Mr. Furman.

 (6) Mr. Brucker became our Senior Vice President and Chief Operating Officer in December 1997.

 (7) Represents fair market value of restricted stock grants that vested in December 1998.

 (8) We paid Mr. Brucker $10,109 in fiscal 1998 and $62,359 in fiscal 1999 for relocation costs, including moving expenses and closing costs on the sale of his former residence.

 (9) Represents or includes 449 shares of common stock contributed to our 401(k) plan on September 1, 1998 as our matching contribution.

(10) Mr. Rustand was President and Chief Executive Officer of our company until his resignation in August 1998.

(11) Includes $273,415 of severance payments made to Mr. Rustand under his Severance Agreement.

(12) Includes cash awards paid to Mr. Rustand of $145,125 in fiscal 1998 and $126,557 in fiscal 1997 to pay tax liabilities in connection with the vesting of a previously awarded stock grant.

(13) We paid $105,000 in insurance premiums in each of fiscal 1997, 1998, and 1999 under an agreement with Mr. Rustand to assist in purchasing split dollar life insurance.

(14) Includes $100,000 in salary earned by Mr. Rustand in fiscal 1998 but deferred to a future year.

(15) Includes $100,000 in salary earned by Mr. Rustand in fiscal 1997 but deferred to a future year.

(16) Mr. Edwards served as our Executive Vice President until his retirement in January 1999. Mr. Edwards was engaged by us as a special consultant through June 1999. See discussion at "Executive Compensation -- Employment Agreements and Stock Grant Agreements."

(17) Includes $134,969 of severance payments made to Mr. Edwards under his Severance Agreement.

OPTION GRANTS

     The following table represents the options granted to the listed officers in the last fiscal year and the value of the options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                  -------------------------------------------------------------------------
                                  NUMBER OF
                                  SECURITIES     PERCENT OF
                                  UNDERLYING    TOTAL OPTIONS
                                   OPTIONS       GRANTED TO      EXERCISE OR                   GRANT DATE
                                   GRANTED      EMPLOYEES IN     BASE PRICE     EXPIRATION    PRESENT VALUE
                                     (#)         FISCAL YEAR       ($/SH)          DATE           $(4)
                                  ----------    -------------    -----------    ----------    -------------
John B. Furman..................   100,000(1)        10%            6.63           2008         $189,270
                                    15,500(2)         2%            7.13           2008         $ 41,389
                                    32,505(3)         3%            8.00           2009         $ 74,290
Robert E. Ramsey................    15,000(2)         1%            7.13           2008         $ 40,054
                                    26,250(3)         3%            8.00           2009         $ 59,994
Jack E. Brucker.................    14,000(2)         1%            7.13           2008         $ 37,383
                                    25,000(3)         2%            8.00           2009         $ 57,138
Mark E. Liebner.................    12,000(2)         1%            7.13           2008         $ 32,043
                                    21,600(3)         2%            8.00           2009         $ 49,367
William R. Crowell..............    12,000(2)         1%            7.13           2008         $ 32,043
                                    18,900(3)         2%            8.00           2009         $ 43,196
Warren S. Rustand...............        --           --               --             --
Robert T. Edwards...............    15,000(2)         1%            7.13           2008         $ 40,054

- ---------------
(1) The options became exercisable upon their grant in August 1998.

(2) The options vest and become exercisable as follows: one-third at grant date in August 1998, one-third in August 1999, and one-third in August 2000.

(3) The options became exercisable upon their grant in April 1999.

(4) The hypothetical present value of the options at the date of grant was determined using the Black-Scholes option pricing model. The Black-Scholes model estimates the present value of an option by considering a number of factors, including the exercise price of the option, the volatility of our common stock, the dividend rate, the term of the option, the time it is expected to be outstanding, and interest rates. The

Black-Scholes values were calculated using the following assumptions: (a) a risk-free interest rate of 5.20%; (b) a dividend yield of 0.00%; (c) an expected life of the option after vesting of 1.33 years; and (d) an expected volatility of 57.66%.

OPTION EXERCISES AND HOLDINGS

     The following table represents certain information respecting the options held by the listed officers as of June 30, 1999. None of the officers listed exercised options during fiscal 1999.

                         FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                      OPTIONS AT                 IN-THE-MONEY OPTIONS
                                                   FISCAL YEAR-END                AT FISCAL YEAR-END
                                                         (#)                            ($)(2)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----                                         -----------    -------------    -----------    -------------
John B. Furman.............................    137,672          10,333         365,738         25,833
Robert E. Ramsey...........................     51,250          10,000          55,156         25,000
Jack E. Brucker............................     50,667           9,333          52,293         23,333
Mark E. Liebner............................    170,947          12,166          45,100         20,000
William R. Crowell.........................    126,960          12,166          40,713         20,000
Warren S. Rustand..........................    216,250         100,000              --             --
Robert T. Edwards..........................    178,814          14,166          12,500         25,000

- ---------------
(1) Calculated based on the market price at exercise multiplied by the number of options exercised less the total exercise price of the options exercised.

(2) Calculated based on $9.63, which was the closing sales price of our common stock as quoted on the Nasdaq National Market on June 30, 1999, multiplied by the number of applicable shares in-the-money less the total exercise price.

EMPLOYMENT AGREEMENTS AND STOCK GRANT AGREEMENTS

     In August 1998, John B. Furman became our Chief Executive Officer and President. We entered into an employment agreement with Mr. Furman for a one-year term, which by its terms has been renewed for an additional year. Under Mr. Furman's employment agreement, he is receiving a base salary of $392,500. In connection with the agreement, we granted Mr. Furman stock options to purchase 100,000 shares of our common stock under the 1992 Plan. These stock options were fully vested and exercisable on the date of grant. Under the employment agreement, we granted Mr. Furman options to purchase an additional 100,000 shares of our common stock upon the renewal of the agreement. Mr. Furman's employment agreement provides that should we terminate his employment agreement without cause, or should he terminate his employment agreement for good reason, he will receive his base salary and additional compensation for the remainder of the employment term, and $350,000 for one year thereafter. We are currently negotiating a new employment agreement with Mr. Furman.

     Employment agreements with Messrs. Brucker, Liebner, and Crowell expire in December 1999. The employment agreement with Mr. Ramsey was entered into at the time of our acquisition of his companies, the Southwest companies, and expires in 2002. Subject to annual review of the Human Resources/Compensation/Organization Committee of the Board of Directors, each agreement provides for a base salary (which currently are as follows: Mr. Ramsey $257,800; Mr. Brucker $250,000; Mr. Liebner $240,000; and Mr. Crowell,
$210,000), and entitles the executive to participate in stock option plans and other generally available benefit programs.

     Each executive participates in our management incentive program that provides bonuses to executive officers and other members of management based upon our achieving certain financial and operating goals as well as the achievement of individual objectives established for each participant.

     Each employment agreement generally provides for each executive to receive certain severance benefits if (i) we decide not to renew the agreement for an additional term; (ii) we terminate the executive without cause; (iii) the executive terminates the agreement for good reason; or (iv) the executive becomes disabled and is unable to perform his duties.

     Each of the employment agreements (with the exception of Mr. Ramsey's) generally provide that if we decide not to renew the employment agreement, the executive will receive his base salary plus certain benefits for one year. Because Mr. Ramsey's employment agreement was entered into as part of our acquisition of his companies, the Southwest companies, his contract does not provide for a renewal term or severance benefits upon termination after June 2000. Should we terminate the executive without cause, the executive will receive his base salary plus certain benefits for the greater of (i) the remainder of the contract term or (ii) one year. If the executive terminates the agreement for good reason, the agreement provides that the executive will receive his base salary plus certain benefits for one year. Should the executive become disabled and unable to perform his duties, we will continue to pay the executive's salary for a period of six months (three months for Mr. Ramsey and one year for Mr. Furman).

     In addition, each agreement provides for us to indemnify the executive for certain liabilities arising from actions taken within the scope of employment. Each employment agreement contains restrictive covenants pursuant to which the executive has agreed not to compete with us or to solicit any of our clients or employees of for a period of two years (one year for Mr. Furman) after the executive's employment ceases.

     Change of control agreements entered into by Messrs. Furman, Brucker, Liebner, and Crowell provide that in the event of a change of control and the surviving entity or individuals in control do not offer such persons employment, terminate their employment, or such persons terminate their employment for good reason, such persons will receive two years' severance pay plus certain benefits, including the acceleration of exercisability of their stock options or the payment of the value of such stock options in the event they are not accelerated or replaced with comparable options. For purposes of the change of control agreements, "good reason" includes a reduction of their respective duties and/or salary or the surviving entity's failure to assume their respective employment and change of control agreements. In the case of Mr. Liebner and Mr. Crowell, they are entitled to receive benefits under the change of control agreements if they elect to terminate their employment for any or no reason within two years following a change of control. For purposes of the change of control agreements, a "change of control" includes (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of 30% or more of the combined voting power of our then outstanding voting securities; (ii) during any two-year period, our Board members at the beginning of such period cease to constitute at least a majority thereof (except that any new Board member approved by at least two-thirds of the Board members then still in office, who were directors at the beginning of such period, is considered to be a member of the current Board); or (iii) approval by our stockholders of certain reorganizations, mergers, consolidations, liquidations, or sales of all or substantially all of our assets. Mr. Edwards' change of control agreement terminated January 1, 1999. We are currently negotiating a new change of control agreement with Mr. Furman.

     In conjunction with their employment agreements, each of Messrs. Bolin, Edwards, Liebner, and Crowell each entered into a Conditional Stock Grant Agreement. Each stock grant agreement provides for the issuance of shares of common stock, subject to certain transfer and forfeiture restrictions, and restricts the executive from transferring any shares issued thereunder until the lapse of the forfeiture restrictions. Each stock grant agreement also provides for the forfeiture of all shares issued to the executive thereunder if the executive leaves our employ for any reason within the two-year period after the date of the agreement and for the forfeiture of certain shares after such period if the executive violates the noncompetition or nonsolicitation covenants contained in the executive's employment agreement.

     Mr. Rustand resigned as Chairman of the Board of Directors, President, Chief Executive Officer, and a Director of the Company in August 1998. Upon his resignation, we and Mr. Rustand entered into a Severance

Agreement dated August 24, 1998. Under the severance agreement, Mr. Rustand receives (i) annual salary of $316,400 through August 2000; (ii) deferred compensation under a Deferred Compensation Agreement of approximately $65,000 for 1998; (iii) certain health, disability, and other benefits through August 2000; and (iv) certain housing expenses through January 1999. We will continue to pay the premiums through August 2000 for a life insurance contract for $2,000,000 pursuant to a split dollar life insurance agreement. In conjunction with the severance agreement, Mr. Rustand will have until August 24, 2002 to exercise all of his issued and outstanding stock options with our company. We will waive any right under those stock option agreements to repurchase shares acquired by Mr. Rustand upon exercise of the stock options. The restricted stock granted to Mr. Rustand under the Restricted Stock Agreement will continue to vest ratably through April 2000; however, as the shares vest, we will not be obligated to pay any cash award to Mr. Rustand in connection with his federal and state income tax liability. The severance agreement also provides that Mr. Rustand will not, in any manner whatsoever, engage in the same or similar business as us in any geographical service area where we are engaged in business through August 2000. We and Mr. Rustand executed a mutual release in connection with his resignation.

     Mr. Edwards' employment agreement expired on December 31, 1998. Mr. Edwards retired as our Executive Vice President on January 1, 1999. Under his employment agreement, Mr. Edwards was entitled to receive an annual salary of $250,000 and certain health, disability, and other benefits through December 2000. Mr. Edwards will have until June 2002 to exercise all of his issued and outstanding stock options with our company. Under his employment agreement, Mr. Edwards may not, in any manner whatsoever, engage in the same or similar business as us in any geographical service area where we are engaged in business through December 2000. Mr. Edwards entered into a consulting agreement with us for a six-month term, which expired on June 30, 1999. Under the consulting agreement, Mr. Edwards acted as a special consultant to our President for special assignments. Under his consulting agreement, Mr. Edwards received a base consulting fee of $3,500 per month, plus additional hourly fees when Mr. Edwards provided more than 25 hours of consulting services per month. The consulting agreement did not alter or modify the Conditional Stock Grant and Repurchase Agreement Mr. Edwards entered into on May 14, 1993. The consulting agreement provides for the same noncompete and nonsolicitation provisions as contained in the employment agreement described above.

     Mr. Bolin, our former President, entered into a consulting agreement upon his retirement and the expiration of his employment agreement on January 1, 1998. His consulting agreement provides that he will be engaged by us as a special consultant through January 2002 and to serve the balance of his term on the Board of Directors, which will end in November 1999. The consulting agreement further provides for an annual base consulting fee of $118,000 and entitles Mr. Bolin to participate in any benefit plans that we maintain for our employees. Payment of the consulting fee will continue for the term of the consulting agreement if Mr. Bolin is terminated without cause or if Mr. Bolin terminates the consulting agreement for good reason and will continue for 12 months if Mr. Bolin should become disabled. The consulting agreement does not alter or modify the Conditional Stock Grant and Repurchase Agreement Mr. Bolin entered into on May 14, 1993, or alter or modify several stock option agreements previously entered into by Mr. Bolin. The consulting agreement provides for the same noncompete and nonsolicitation provisions as contained in the employment agreements described above. The consulting agreement provides that in the event of a change of control, amounts due under the consulting agreement will be calculated and paid in one lump sum within 30 days of the effective date of the change of control. Change of control is defined the same as in the change of control agreements discussed above.

EMPLOYEE STOCK OWNERSHIP PLAN

     The ESOP is a tax-qualified employee stock ownership trust for the benefit of our current and former employees age 21 or over. The ESOP was established in 1978 through the purchase from Louis A. Witzeman, our founder, of approximately 63% of our then outstanding common stock in exchange for real estate and a note in the principal amount of $728,000, with interest at 10% per annum, which note has been paid in full. From time to time since the establishment of the ESOP, we have contributed newly issued shares and treasury shares of common stock and cash as employer contributions. The ESOP has used these cash contributions to pay the note to Mr. Witzeman and to repurchase shares of common stock distributed from the ESOP. No contributions were made for the fiscal year ended June 30, 1998 and June 30, 1999. As of September 28, 1999, there were approximately 5,600 participants in the ESOP.

     Dean P. Hoffman and Barry Landon are the Trustees of the ESOP. Our ESOP Advisory Committee is responsible for directing the Trustee in the general administration of the ESOP. With respect to the shares of our common stock held by the ESOP, the participants in the ESOP are authorized to control how votes are cast by giving instructions to the Trustee; however, if and to the extent that the Trustee does not receive participant instructions, the Trustee will vote the shares in accordance with instructions from our Advisory Committee. Each participant may control the voting of such shares in the proportion that the value of that participant's benefit in the ESOP fund bears to the total value of all benefits therein. The ESOP permits any fully vested employee to receive an in-service distribution of up to 50% of his or her account balance while employed by us. An in-service distribution results in deferment of the receipt of the balance of such employee's account until three years after the employee's termination of employment other than as a result of the employee's retirement at the ESOP's normal retirement age, disability, or death. Participants in the ESOP otherwise may only request distribution of their ESOP account balance in shares of common stock under certain circumstances including termination of employment, early retirement, retirement, death, or disability. In fiscal 1999, 88,704 shares were so distributed. In addition, upon completion of 10 plan years of service and attainment of age 55, participants have the right to direct the investment of 25% of their accounts into other diversified investments.

     In July 1999, our board of directors approved an amendment to "freeze" the ESOP, effective June 30, 1999, with respect to all employees other than members of collective bargaining agreements that include participation in the ESOP. All participants' accounts were fully vested as of June 30, 1999. We do not intend to make any contributions to the ESOP in the future.

1989 STOCK OPTION PLAN

     The 1989 Stock Option Plan provides for the granting of nonqualified stock options. Options may be issued to our key employees and directors. There are currently outstanding options to acquire 142,625 shares of our common stock under the 1989 Plan. No additional options will be issued under the 1989 Plan. The expiration date, maximum number of shares purchasable, and the other provisions of the options, including vesting provisions, were established at the time of grant. Options were granted for terms of up to 10 years and become exercisable in whole or in one or more installments at such time as was determined by the plan administrator upon the grant of the options. Exercise prices of options are equal to the fair market value of our common stock at the time of the grant. In the event of a change of control of our company, all options will be terminated and the optionholder must be paid in cash the difference between the fair market value of his or her options and their exercise price.

1992 STOCK OPTION PLAN

  GENERAL

     The 1992 Plan, as amended, is divided into two programs: the Discretionary Grant Program and the Automatic Option Program. The Discretionary Grant Program provides for the granting of options to acquire our common stock, the direct granting of our common stock, the granting of stock appreciation rights, or SARs, and the granting of other cash awards. Options and awards under the 1992 Plan may be issued to executives, key employees, and others providing valuable services to us. The options issued may be incentive stock options or nonqualified stock options. We believe that the Discretionary Grant Program represents an important factor in attracting and retaining executives and other key employees and constitutes a significant part of the compensation program for employees. The Automatic Option Program provides for the automatic grant of options to acquire our common stock. Automatic options are granted to members of our Board of Directors who are not employed by us. We believe that the Automatic Option Program promotes our interests by providing such directors the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company and an increased personal interest in our continued success and progress.

     If any change is made in the stock subject to the 1992 Plan, or subject to any option or SAR granted under the 1992 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), the 1992 Plan provides that appropriate adjustments will be made as to the maximum number of shares subject to the 1992 Plan and the number of shares and exercise price per share of stock subject to outstanding options. An optionholder will not have any of the rights of a stockholder with respect to optioned shares until the holder exercises the option.

  ELIGIBILITY AND ADMINISTRATION

     Options and awards may be granted only to persons who at the time of grant are either (i) our key personnel (including officers and directors), or (ii) consultants and independent contractors who provide valuable services to us. Options that are incentive stock options may be granted only to our key personnel who are also our employees.

     The eligible persons under the Discretionary Grant Program are divided into two groups, and there will be a separate administrator for each group. One group consists of eligible persons who are our executive officers and directors and all persons who own 10% or more of our issued and outstanding stock. The power to administer the Discretionary Grant Program with respect to those persons may be vested either with the Board of Directors or with the Senior Committee, a committee comprised of two or more "Non-Employee Directors" (as that term is defined in Rule 16(b)(3)(i) under the 1934 Act) who are appointed by the Board. The Senior Committee, in its sole discretion, may require approval of the Board of Directors for specific grants of options or awards under the Discretionary Grant Program. Members of the Senior Committee may participate in the Discretionary Grant Program as permitted by the rules. The second group consists of eligible persons who are not our executive officers or directors and those who do not own 10% or more of our issued and outstanding stock. The power to administer the Discretionary Grant Program with respect to the second group of eligible persons may be vested exclusively with our Board of Directors or with a committee of two or more directors. Each plan administrator will determine (a) which of the eligible persons in its group will be granted options and awards,
(b) the amount and timing of such grant, and (c) such other terms and conditions as may be imposed by the plan administrator consistent with the 1992 Plan.

     To the extent that granted options are incentive stock options, the terms and conditions of those options must be consistent with the qualification requirements set forth in the Internal Revenue Code. The maximum number of shares of stock with respect to which options or awards may be granted to any employee during the term of the 1992 Plan may not exceed 25% of the shares of stock covered by the 1992 Plan.

  EXERCISE OF OPTIONS

     The expiration date, maximum number of shares purchasable, and other provisions of the options, including vesting provisions, are established at the time of grant. Options may be granted for terms of up to 10 years. Options vest and thereby become exercisable in whole or in one or more installments at such time as may be determined by the plan administrator upon the grant of the options. However, a plan administrator has the discretion to provide for the automatic acceleration of the vesting of any options or awards granted under the Discretionary Grant Program in the event of a "change in control" as defined in the 1992 Plan.

     The exercise prices of options are determined by the plan administrator, but if the option is intended to be an incentive stock option, it may not be less than 100% (110% if the option is granted to a stockholder who at the time the option is granted owns stock possessing more than 10% of the total combined voting power of all classes of our stock) of the fair market value of our common stock at the time of the grant.

     Options or awards granted under the Discretionary Grant Program may be assigned, encumbered, or otherwise transferred by the optionholder or grantee if specifically allowed by the plan administrator upon the grant of the option or award. If any optionholder ceases to be employed by us for a reason other than disability, death, the optionholder or the optionholder's successor may, within three months after the termination of employment, exercise some or all of the vested incentive stock options held by the employee. If the optionholder ceases to be employed due to disability, the three-month period is extended to 12 months. However, termination for cause terminates all options held by the employee.

     Under the 1992 Plan, options that are not incentive stock options and which are outstanding at the time an optionholder's service to our company will terminate three months after the date of termination of service, unless otherwise determined by the plan administrator. If the service to our company terminates by reason of the optionholder's permanent disability, however, the options will terminate 12 months after the date of termination of service, unless otherwise determined by the plan administrator. However, if the optionholder is discharged for cause, all options held by the optionholder will terminate immediately.

  AWARDS

     The plan administrators also may grant awards to eligible persons under the 1992 Plan. Awards may be granted in the form of SARs, stock awards, or cash awards. Through June 30, 1999, stock awards in the amount of 35,916 shares have been granted under the 1992 Plan.

     Awards granted in the form of SARs entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of common stock from the price stated in the award agreement to the market value of the common stock on the date first exercised or surrendered. The plan administrators may determine, consistent with the 1992 Plan, such terms, conditions, restrictions, and limitations, if any, on any SARs.

     Awards granted in the form of stock awards entitle the recipient to receive common stock directly. Awards granted in the form of cash entitle the recipient to receive direct payments of cash depending on the market value or the appreciation of the common stock or our other securities. The plan administrators may determine such other terms, conditions and limitations, if any, on any awards.

     The 1992 Plan provides that it is not intended to be the exclusive means by which we may issue options or warrants to acquire our common stock, stock awards, or any other type of award. To the extent permitted by applicable law, we may issue any other options, warrants, or awards other than under the 1992 Plan without stockholder approval.

  TERMS AND CONDITIONS OF AUTOMATIC OPTIONS

     The 1992 Plan provides that (i) each year at the meeting of the Board of Directors held immediately after the annual meeting of stockholders, each eligible director will be granted an automatic option to acquire 2,500 shares of common stock (except that the Chairman of the Board will receive an automatic option to acquire 5,000 shares if the chairman is an eligible director), and
(ii) each year each eligible director will receive an automatic option, or Formula Option, to acquire a number of shares equal to 1,000 shares for each $0.05 increase of earnings per share from the prior fiscal year, subject to a maximum of 5,000 shares of stock per eligible director. Automatic options (other than the Formula Options) will vest one day prior to the next annual meeting of stockholders after the applicable grant date unless the next annual meeting of stockholders occurs less than six months after the applicable grant date, in which case the automatic option will vest on the first anniversary of the applicable grant date. Each Formula Option will vest on the first anniversary of the applicable grant date.

     The 1992 Plan provides for the grant to new eligible directors of automatic options to acquire 10,000 shares of common stock on the date of their first appointment or election to the Board. The automatic options granted to new eligible directors vest one day prior to the next annual meeting of stockholders that occurs after the applicable grant date unless the next annual meeting of stockholders occurs less than six months after the applicable grant date, in which case the automatic options become exercisable and vest on the first anniversary of the applicable grant date. An eligible director is not eligible to receive the 2,500 share automatic option or the Formula Option if that grant date is within 30 days of such eligible director receiving the 10,000 share automatic option.

     The 1992 Plan provides that, in the event of a change in control, all unvested automatic options will automatically accelerate and immediately vest so that each outstanding automatic option will become fully exercisable immediately prior to the effective date of such change in control.

     The exercise price per share of stock subject to each automatic option is equal to the 100% of the fair market value per share on the date of the grant of the automatic option. Each automatic option expires on the tenth anniversary of the date of grant. Eligible directors also may be eligible to receive options or awards under the Discretionary Grant Program or option grants or direct stock issuances under any four other plans. Cessation of service on the Board terminates any automatic options for shares that were not vested at the time of such cessation. Automatic options are nontransferable other than by will or the laws of descent and distribution on the death of the optionholder and, during the lifetime of the optionholder, are exercisable only by such optionholder.

  DURATION AND MODIFICATION

     The 1992 Plan will remain in force until November 5, 2002. Our Board of Directors at any time may amend the 1992 Plan except that, without the approval by the affirmative vote of the holders of a majority of the outstanding shares of our common stock, the Board of Directors may not (i) increase, except in the case of certain organic changes to our company, the maximum number of shares of common stock subject to the 1992 Plan, (ii) reduce the exercise price at which options may be granted or the exercise price for which any outstanding option may be exercised, (iii) extend the term of the 1992 Plan, (iv) change the class of persons eligible to receive options or awards under the 1992 Plan, or (v) materially increase the benefits accruing to participants under the 1992 Plan. In addition, the Board may not, without the consent of the optionholder, take any action that disqualifies any option previously granted under the 1992 Plan for treatment as an incentive stock option or which adversely affects or impairs the rights of the optionholder of any outstanding option. Despite the foregoing, the Board of Directors may amend the 1992 Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 under the 1934 Act without the consent of our stockholders.

FEDERAL INCOME TAX CONSEQUENCES FOR STOCK OPTIONS

     Certain options granted under the 1992 Plan will be intended to qualify as incentive stock options under Code Section 422. Accordingly, there will be no taxable income to an employee when an incentive stock option is granted to him or her when that option is exercised. The amount by which the fair market value of the shares at the time of exercise exceeds the option price generally will be treated as an item of preference in computing the alternate minimum taxable income of the optionholder. If an optionholder exercises an incentive stock option and does not dispose of the shares within either two years after the date of the grant of the option or one year after the date the shares were transferred to the optionholder, any gain realized upon disposition will be taxable to the optionholder as a capital gain. If the optionholder does not satisfy the applicable holding periods, however, the difference between the option price and the fair market value of the shares on the date of exercise of the option will be taxed as ordinary income, and the balance of the gain, if any, will be taxed as capital gain. If the shares are disposed of before the expiration of the one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the option exercise price paid. We will be entitled to a tax deduction only to the extent the optionholder has ordinary income upon the sale or other disposition of the shares received when the option was exercised.

     Certain other options issued under the 1992 Plan, including options issued automatically to the non-employee members of the Board of Directors, will be nonqualified options. The income tax consequences of nonqualified options will be governed by Code Section 83. Under Code Section 83, the excess of the fair market value of the shares of the common stock acquired pursuant to the exercise of any option over the amount paid for such stock, or Excess Value, must be included in the gross income of the optionholder in the first taxable year in which the common stock acquired by the optionholder is not subject to a substantial risk of forfeiture. In calculating Excess Value, fair market value will be determined on the date that the substantial risk of forfeiture expires, unless a Section 83(b) election is made to include the Excess Value in income immediately after the acquisition, in which case fair market value will be determined on the date of the acquisition. Generally, we will be entitled to a federal income tax deduction in the same taxable year that the optionholder recognizes income. We will be required to withhold income tax with respect to income reportable pursuant to Code Section 83 by an optionholder. The basis of the shares acquired by an optionholder will be equal to the option price of those shares plus any income recognized pursuant to Code Section 83. Subsequent sales of the acquired shares will produce capital gain or loss. Such capital gain or loss will be long term if the stock has been held for one year from the date of the substantial risk of forfeiture lapsed, or, if a Section 83(b) election is made, one year from the date the shares were acquired.

EMPLOYEE STOCK PURCHASE PLAN

     We have adopted an Employee Stock Purchase Plan, or ESPP, which allows our eligible employees to purchase shares of common stock at semi-annual intervals through periodic payroll deductions. The ESPP is intended to promote superior levels of performance from, and to encourage stock ownership by, our eligible employees by increasing their interest in our success. The ESPP is designed to meet this goal by offering financial incentives for employees to purchase our common stock, thereby increasing the interest of employees in pursuing our long-term growth, profitability, and financial success. The Board of Directors has reserved 450,000 shares of common stock for this purpose. The purchase price per share is the lower of (i) 85% of the closing price of our common stock on the offering commencement date, or (ii) 85% of the closing price of our common stock on the offering termination date. The purchase price is to be paid through periodic payroll deductions not to exceed 10% of the participant's earnings due each semi-annual period of participation within the offering period. However, no participant may purchase more than $25,000 worth of common stock annually. As of September 28, 1999, we had issued 279,736 shares of common stock under the ESPP.

     The purchase right of a participant will terminate automatically in the event the participant ceases to be an employee of ours, and any payroll deductions collected from such individual during the semi-annual period in which such termination occurs will be refunded. However, in the event of the participant's disability or death, such payroll deduction may be applied to the purchase of the common stock on the next semi-annual purchase date.

     The ESPP provides for annual offerings through the end of July 2003.

401(k) PLAN

     We have a contributory retirement plan (the "401(k) Plan") for the majority of our employees. The 401(k) Plan is designed to provide tax-deferred income to our employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code.

     The 401(k) Plan provides that each participant may contribute up to 15% of his or her salary, not to exceed the statutory limit. Matching contributions may be made at the discretion of the Board of Directors. We have historically elected to make a fixed matching contribution to each participant's account of up to 2% of total annual cash compensation received by respective participants. An additional discretionary matching contribution may also be made in an amount equal to a percentage determined by the Board of Directors of the contribution made by participants. Discretionary matching contributions vest over a period of seven years. All contributions by participants and our fixed matching contributions vest immediately. Under the terms of the 401(k) Plan, we also may make discretionary profit sharing contributions. Profit sharing contributions are allocated among participants based on their annual compensation. Each participant has the right to direct the investment of his or her funds among certain named plans. Our contributions may be made in shares of our common stock.

     Upon death, disability, retirement, or the termination of employment, participants may elect to receive periodic or lump sum payments. Additionally, amounts may be withdrawn in cases of demonstrated hardship. Amounts contributed by us to the 401(k) Plan for certain executive officers are set forth in the Summary Compensation Table under the caption "Executive Compensation."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended June 30, 1999, our Human
Resource/Compensation/Organization Committee consisted of Messrs. Walker, Turner, Witzeman, and Ms. Carpenter, currently directors of the company.

                       COMPLIANCE WITH SECTION 16 OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us during the fiscal year ended June 30, 1999, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year or prior fiscal years.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We paid approximately $113,000 during the year ended June 30, 1999 for legal services to Jekel & Howard, of which Mr. Jekel is a principal. Mr. Jekel is a participant in our ESOP. Mr. Jekel also receives $1,000 per month for services rendered to us and for serving on the Board of Directors. We may terminate these services at will. We paid Mr. Jekel $40,000 during the year ended June 30, 1999 for additional services rendered in connection with our forestry fire fighting services.

     We paid approximately $46,000 during the year ended June 30, 1999 to Louis
A. Witzeman under leases for five fire and ambulance stations. These leases can be cancelled by us at any time. Mr. Witzeman received $85,000 during the fiscal year ended June 30, 1999 for fire protection and EMS advisory and consulting services and for serving on the Board of Directors. We also provide Mr. Witzeman with an automobile for personal use.

     During the year ended June 30, 1999, we engaged Mr. Bolin as a special consultant to our company. The consulting agreement entitles Mr. Bolin to participate in any benefit plans that we maintain for our employees. We paid Mr. Bolin approximately $129,000 under this consulting agreement. See "Executive Compensation -- Employment Agreements and Stock Grant Agreements."

     During the year ended June 30, 1999, we engaged Mr. Edwards, a former officer and director, as a special consultant to our President for special assignments. We paid Mr. Edwards approximately $52,000 under this consulting agreement. Mr. Edwards served as our Executive Vice-President and Director until his retirement in January 1999. See "Executive Compensation -- Employment Agreements and Stock Grant Agreements."

     We paid approximately $1,252,000 during the year ended June 30, 1999 to companies owned by Robert E. Ramsey under leases for various offices, ambulance stations, and furniture and equipment assumed in connection with the acquisition of his companies.

     We believe that all of the related party transactions listed above were provided on terms no less favorable to us than could have been obtained from unrelated firms or third parties. All future transactions between us and our officers, directors and principal stockholders are expected to be on terms no less favorable to us than could be obtained from unaffiliated persons and will require the approval of our independent directors.

        REPORT OF THE HUMAN RESOURCE/COMPENSATION/ORGANIZATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

GENERAL

     The Human Resource/Compensation/Organization Committee of the Board of Directors administers the compensation programs for our executive officers. The committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of management's programs.

     The committee presents the following report on the compensation for our executive officers for fiscal 1999.

OVERVIEW AND PHILOSOPHY

     Our executive compensation programs are based on the belief that the interests of executive officers should be directly aligned with those of the stockholders. The programs are strongly oriented toward a pay-for-performance philosophy that includes a significant percentage of variable compensation, and results in executives accumulating significant equity positions in our common stock. The committee has established the following principles to guide development of our compensation programs and to provide a framework for compensation decisions:

     - provide a total compensation package that will attract the best talent to our company, motivate individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are critical for building long-term stockholder value;

     - establish annual incentives for senior management that are directly tied to the overall financial performance of our company; and

     - implement longer-term incentives that focus executive officers on managing from the perspective of an owner with an equity stake in the business, principally by the granting of our stock and stock options.

COMPENSATION PROGRAMS AND PRACTICES

     The committee determines salary ranges and incentive award opportunities for all corporate officers. Our management compensation program consists of cash and equity based components.

        Cash Component: Cash compensation is designed to fluctuate with our performance. In the years that we exhibit superior performance, cash compensation is designed to generally be above average levels; when financial performance is below goal, cash compensation is designed to be below average competitive levels. This is achieved through the Management Incentive Plan, or MIP, which is paid out annually only if predetermined goals are attained.

           Base Pay: Base pay guidelines are established for our officers and managers based on their relative job content. Individual base pay within the guidelines is based on sustained individual performance toward achieving our goals. Annual modifications to base pay levels are proposed by the President and approved by the committee each August. Base pay modifications for executive officers averaged approximately 8% in fiscal 1999.

           Management Incentive Plan: The MIP is an annual cash incentive plan. At the beginning of each fiscal year, the overall company's financial performance targets are established. Incentive payouts are made based upon achievement of these performance targets. MIP opportunity for executive officers can be as high as 55% of the executive officer's base pay.

           Equity-based Component: We have a long history of encouraging employees to become stockholders. In 1989, we implemented our first stock option plan through which we could grant qualified and non-qualified stock options to management employees. In 1994, we implemented our Employee Stock Purchase Plan, whereby shares of our common stock may be purchased through payroll deductions at 85% of its market value. We believe that equity-based compensation in the form of stock options and the ESPP links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of such equity-based compensation depends entirely on the future appreciation of our stock. The Board grants stock options using criteria consistent with the level of an executive's anticipated impact on our goals and objectives. A description of our stock option plans is set forth under "Executive Compensation." See "Executive
           Compensation -- Option Grants" for options granted to executive officers during fiscal 1999.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     We use the same factors and criteria described above in making compensation decisions regarding the Chief Executive Officer. Mr. Furman was compensated pursuant to his employment agreement. During the fiscal year ended June 30, 1999, Mr. Furman's base pay was $292,500, plus additional compensation of $100,000 during the first year of employment. See the table under "Executive Compensation -- Option Grants" for information regarding options granted to Mr. Furman in fiscal 1999.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993 and effective in 1994, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

     We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m).

                                          Members of the Human Resource/
                                          Compensation/Organization Committee

                                          Henry G. Walker
                                          William C. Turner
                                          Mary Anne Carpenter
                                          Louis A. Witzeman

                           COMPANY PERFORMANCE GRAPH

     The following line graph compares cumulative total stockholder return, assuming reinvestment of dividends, for: (i) our common stock; (ii) the NASDAQ Combined Composite Index; and (iii) the Russell 2000 Index. Because we did not pay dividends on our common stock during the measurement period, the calculation of the cumulative total stockholder return on the common stock did not include dividends. The Russell 2000 Index is included because it is comprised of publicly traded issuers with total market capitalization of between $222.0 million to $1.4 billion, which historically is similar to our total market capitalization. Because of the small number of publicly traded companies in our peer group, we do not believe we can reasonably identify a group of peer issuers. The graph assumes $100 was invested on July 1, 1994.
[RURAL METRO PERFORMANCE GRAPH]

                                                                                 NASDAQ COMBINED
                                                 RURAL/METRO CORPORATION         COMPOSITE INDEX           RUSSELL 2000 INDEX
                                                 -----------------------         ---------------           ------------------
6/30/94                                                  100.00                      100.00                      100.00
6/30/95                                                  135.00                      132.00                      118.00
6/30/96                                                  208.00                      168.00                      144.00
6/30/97                                                  176.00                      204.00                      165.00
6/30/98                                                   79.00                      268.00                      190.00
6/30/99                                                   58.00                      381.00                      190.00

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit our consolidated financial statements for the fiscal year ending June 30, 2000 and recommends that stockholders vote in favor of the ratification of this appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be presented by stockholders at our annual meeting of stockholders for the fiscal year ending June 30, 2000, to be included in the proxy statement and form of proxy relating to such meeting, must be received by us no later than June 3, 2000. Under the our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. To be timely under these procedures, notice of such nomination or business must be received by us no later than: (i) 60 days prior to the annual meeting if such meeting is to be held on a day that is between October 19, 2000 and November 18, 2000; (ii) 90 days in advance of the annual meeting if the meeting is to be held on or after November 18, 2000; or (iii) if the annual meeting is to be held on another date, on or before the close of business on the 15th day following the date of public disclosure of the date of such meeting.

     Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for the annual meeting to be held during calendar 2000, except in circumstances where (i) we receive notice of the proposed matter no later than August 17, 2000, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

                                 OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Dated: September 30, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            RURAL/METRO CORPORATION

                      1999 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of RURAL/METRO CORPORATION, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated September 30, 1999, and hereby appoints Cor J. Clement and Louis G. Jekel, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of the Company, to be held on November 18, 1999, at 10:00 a.m., local time, at the Renaissance Worthington Hotel, 200 Main Street, Fort Worth, Texas, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1. ELECTION OF DIRECTORS:

  [ ] FOR the two nominees listed below, except as indicated
  [ ] WITHHOLD AUTHORITY to vote for the two nominees listed below

  If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

                       Louis G. Jekel, William C. Turner
- --------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2000.

  [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

and upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

                  (continued, and to be signed, on other side)

                          (continued from other side)

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE ELECTION OF DIRECTORS; FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                                           A majority of such attorneys or
                                           substitutes as shall be present and
                                           shall act at said meeting or any
                                           adjournment or adjournments thereof
                                           (or if only one shall be present and
                                           act, then that one) shall have and
                                           may exercise all of the powers of
                                           said attorneys-in-fact hereunder

                       Date:                                              , 1999
                              ---------------------------------------------

                        --------------------------------------------------------
                                                         SIGNATURE

                        --------------------------------------------------------
                                                         SIGNATURE

                                           (This Proxy should be dated, signed
                                           by the stockholder(s) exactly as his
                                           or name appears hereon, and returned
                                           promptly in the enclosed envelope.
                                           Persons signing in a fiduciary
                                           capacity should so indicate. If
                                           shares are held by joint tenants or
                                           as community property, both
                                           stockholders should sign.)